Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – July 16, 2009

DATALINK REPORTS 2009 SECOND QUARTER OPERATING RESULTS

Second Quarter 2009 Results at the High End of Guidance

Second Quarter Revenues up 10% from First Quarter 2009

MINNEAPOLIS – July 16, 2009 -  Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported that revenues for the quarter ended June 30, 2009, were $43.7 million compared to $49.7 million for the prior-year period, and $39.9 million for the first quarter of 2009.  Revenues for the six month period ended June 30, 2009 were $83.6 million compared to $97.4 million for the prior year six month period.

GAAP Results

On a GAAP basis, the company reported net earnings of $283,000 or $0.02 per basic and diluted share for the second quarter ended June 30, 2009.  This compares to net earnings of $979,000 or $0.08 per basic and diluted share in the second quarter of 2008.  For the six months ended June 30, 2009, the company reported a net loss of $313,000, or $0.03 per basic and diluted share, compared to net earnings of $1.5 million, or $0.12 per basic and diluted share, in the first six months of 2008.

Non-GAAP Results

Non-GAAP net earnings for the second quarter of 2009 were $595,000, or $0.05 per basic and diluted share, compared to non-GAAP net earnings of $1.3 million, or $0.10 per basic and diluted share, in the second quarter of 2008.  For the six months ended June 30, 2009, the company reported non-GAAP net earnings of $362,000, or $0.03 per basic and diluted share, compared to net earnings of $2 million, or $0.16 per basic and diluted share, in the first six months of 2008.  A detailed reconciliation between GAAP and non-GAAP information is contained in the tables included herein.

Charlie Westling, Datalink’s President and CEO, commented, “Second quarter results were in line with our expectations and at the high end of our guidance.  While we believe that the second quarter represents a slight improvement in demand for storage solutions, customers continue to scrutinize projects very closely and delay larger implementations wherever possible in an effort to conserve cash in this still uncertain environment.  Despite these challenging conditions, we were pleased to be able to come through the quarter with a 9.6 percent sequential growth in revenues, a return to profitability, and a stronger working capital position. We saw several positives during the quarter, including:

•      Overall gross profit margin in the second quarter remained strong at 26.6 percent, which represents the eighth consecutive quarter of gross margin in excess of 26 percent;

•      Continued growth in our customer support business.  Customer support revenues increased 6.1 percent through the first six months of this year from the prior year period, as we are leading with customer support wins in many new customer situations;

•      Good progress was made in reducing our cost structure through various initiatives undertaken midway through the first quarter.  Our operating expenses decreased to 25.8 percent of revenues in the second quarter from 28.7 percent in the first quarter of this year;

•      Virtualization activity continues to grow, with revenues from this practice up over 50 percent during the first six months of this year versus the comparable period last year; and

•      Tools-based services customer engagements, which play a key role in helping to identify and position new projects, increased over 55 percent in the first half of this year, relative to the same six month period a year ago.”

Westling continued, “Against the backdrop of continuing economic challenges as we head into the third quarter of 2009, we plan to continue to focus on growing market share, managing our cost structure efficiently and expanding our services offerings to deliver more value to our customers.”

Outlook

The company ended the second quarter of 2009 with a backlog of approximately $28 million, which represents firm orders expected to be recognized as revenue within the next 90 days.  This compares to a backlog of $29 million at the end of the first quarter of 2009.  Based on the level of activity that we are currently seeing in our sales opportunity pipeline, we are cautiously optimistic that customer storage spending levels may improve during the second half of this year.  However, we do expect to see some slow down in activity during the third quarter, as projects get delayed due to vacations and other data center availability issues during the summer months.  Combining all of these factors leads us to expect revenues to be between $41 million and $45 million for the third quarter, with GAAP results ranging from a loss of $0.01 per diluted share to earnings of $0.04 per diluted share and on a non-GAAP basis earnings in the range of $0.01 to $0.06 per diluted share. This compares with revenues of $50 million in the third quarter of 2008 with GAAP earnings of $0.08 per diluted share and non-GAAP earnings of $0.11 per diluted share.  Non-GAAP earnings per share exclude the effect of purchase accounting adjustments from the MCSI acquisition to deferred revenue, stock-based compensation expense, amortization of acquisition related intangible assets, and the related effects on income taxes.  The company estimates this total effect will be approximately $.02 per diluted share for the third quarter of 2009.

Conference Call and Webcast Today

Datalink will hold a conference call today at 4:00 p.m. Central Time during which time Datalink’s president and chief executive officer, Charlie Westling, and vice president of finance and chief financial officer, Greg Barnum, will discuss company results and provide a business overview.  Participants can access the conference call by dialing (866) 323-3836.  Participants will be asked to identify the Datalink conference and provide the designated identification number (16315558). A live Webcast of the conference call can be heard via Datalink’s Website at www.datalink.com.

About Datalink

An information storage architect since 1987, Datalink helps organizations store, manage, and protect one of their most critical assets—information. The company’s solutions and services span four practices: backup and recovery; consolidation and virtualization; archive and compliance; and business applications. From analysis and design to implementation, management and support, Datalink is focused on maximizing the business value of IT.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated 2009 results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of current economic and credit conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with integrating possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.

Non-GAAP Details

Non-GAAP financial measures exclude the impact from purchase accounting adjustments to deferred revenue, stock-based compensation expense, amortization of intangible assets, and the related effects on income taxes.  These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Datalink believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Datalink’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Datalink’s results of operations in conjunction with the corresponding GAAP measures.

These non-GAAP financial measures facilitate management’s internal comparisons to the Datalink’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. Datalink believes that the presentation of these non-GAAP measures when shown in conjunction with the corresponding GAAP measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

# # #

Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Greg Barnum
Investor Relations Coordinator	Chief Financial Officer
Phone: 952-279-4794	Phone: 952-279-4816
Fax: 952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net sales:
Products	$22,915	$29,052	$42,167	$57,578
Services	20,782	20,655	41,398	39,854
Total net sales	43,697	49,707	83,565	97,432

Cost of sales:
Cost of products	17,062	21,759	31,462	42,826
Cost of services	14,995	14,616	29,890	28,268
Total cost of sales	32,057	36,375	61,352	71,094
Gross profit	11,640	13,332	22,213	26,338
Operating expenses:
Sales and marketing	5,275	5,923	10,776	11,760
General and administrative	2,835	2,901	5,765	6,074
Engineering	2,970	2,807	5,790	5,965
Amortization of intangibles	177	177	355	355
	11,257	11,808	22,686	24,154
Earnings (loss) from operations	383	1,524	(473)	2,184
Interest income, net	22	135	61	333
Earnings (loss) before income taxes	405	1,659	(412)	2,517
Income tax expense (benefit)	122	680	(99)	1,032
Net earnings (loss)	$283	$979	$(313)	$1,485

Net earnings (loss) per common share:
Basic	$0.02	$0.08	$(0.03)	$0.12
Diluted	$0.02	$0.08	$(0.03)	$0.12
Weighted average common shares outstanding:
Basic	12,444	12,357	12,450	12,361
Diluted	12,514	12,519	12,450	12,482

DATALINK CORPORATION

BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2009	2008*
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$26,331	$26,257
Short term investments	—	1,473
Accounts receivable, net	17,387	28,366
Inventories	2,352	1,230
Deferred customer support contract costs	42,875	43,674
Inventories shipped but not installed	5,871	10,235
Current deferred income taxes	1,417	1,417
Income tax receivable	280	14
Other current assets	367	219
Total current assets	96,880	112,885
Property and equipment, net	1,697	2,088
Goodwill	17,748	17,748
Finite life intangibles, net	2,545	2,900
Other assets	233	271
Total assets	$119,103	$135,892

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,165	$23,377
Accrued commissions	1,085	1,328
Accrued sales and use tax	218	403
Accrued expenses, other	2,399	3,451
Sublease reserve current	299	311
Customer deposits	3,647	6,073
Deferred revenue from customer support contracts	55,415	56,915
Total current liabilities	75,228	91,858
Deferred rent	127	157
Deferred income tax liability	723	723
Sublease reserve non-current	491	635
Total liabilities	76,569	93,373

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 12,921,709 and 12,930,264 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	13	13
Additional paid-in capital	40,472	40,144
Retained earnings	2,049	2,362
Total stockholders’ equity	42,534	42,519
Total liabilities and stockholders’ equity	$119,103	$135,892

* A reclassification has been made to the 2008 Balance Sheet to conform with the June 30, 2009 presentation.

DATALINK CORPORATION

RECONCILIATION BETWEEN GAAP AND NON-GAAP NET INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net earnings (loss) on a GAAP basis	$283	$979	$(313)	$1,485
Adjustments:
Purchase accounting adjustment to MCSI deferred revenue	12	44	27	94
Total gross margin adjustments	12	44	27	94

Stock based compensation expense included in sales and marketing	73	75	147	141
Stock based compensation expense included in general and administrative	125	101	244	189
Stock based compensation expense included in engineering	57	69	115	135
Amortization of intangible assets	177	177	355	355
Total operating expense adjustments	432	422	861	820

Income tax effect	(132)	(191)	(213)	(375)

Non-GAAP net earnings	$595	$1,254	$362	$2,024

Non-GAAP net earnings per share - Basic	$0.05	$0.10	$0.03	$0.16
Non-GAAP net earnings per share - Diluted	$0.05	$0.10	$0.03	$0.16

Shares used in non-GAAP per share calculation - Basic	12,444	12,357	12,450	12,361
Shares used in non-GAAP per share calculation - Diluted	12,514	12,519	12,474	12,482

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2009	2008

Cash flows from operating activities:
Net earnings (loss)	$(313)	$1,485
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:

Provision for bad debts	9	82
Depreciation	421	488
Amortization of intangibles	355	355
Amortization of discount on short term investments	—	—
Deferred rent	(30)	(40)
Amortization of sublease reserve	(156)	(169)
Stock based compensation expense	506	466
Changes in operating assets and liabilities
Accounts receivable	10,970	8,800
Inventories	3,242	714
Deferred costs/revenues/customer deposits, net	(3,127)	496
Accounts payable	(11,212)	(8,234)
Accrued expenses	(1,480)	(1,211)
Other	(376)	27
Net cash provide by (used in) operating activities	(1,191)	3,259

Cash flows from investing activities:
Proceeds from sale of investments	1,473	2,477
Purchases of property and equipment	(30)	(365)
Net cash provided by investing activities	1,443	2,112

Cash flows from financing activities:
Excess tax from stock compensation	(108)	18
Tax withholding payments reimbursed by restricted stock	(70)	(68)
Net cash used in financing activities	(178)	(50)

Increase in cash and cash equivalents	74	5,321
Cash and cash equivalents, beginning of period	26,257	22,687
Cash and cash equivalents, end of period	$26,331	$28,008

Supplemental cash flow information:
Cash paid for income taxes	$273	$—